SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

COMPUTER ASSOCIATES INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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July 17, 2003

To Our Stockholders:

     On behalf of the Board of Directors and management of Computer Associates International, Inc., I am pleased to invite you to the 2003 Annual Meeting of Stockholders. The meeting will be held at the Wyndham Wind Watch Hotel in Hauppauge, New York, on Wednesday, August 27, beginning at 10:00 a.m. Eastern Daylight Time.

     Further details concerning the meeting, including the formal agenda, are contained in the accompanying Notice of Meeting and Proxy Statement. At the meeting, there will also be management reports on our business and a discussion period during which you will be able to ask questions.

     Whether or not you plan to attend in person, please vote your shares via the Internet or by following the instructions in the accompanying materials.

     We look forward to seeing you at the meeting.

Sincerely,

Sanjay Kumar
Chairman and Chief Executive Officer

COMPUTER ASSOCIATES INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Computer Associates International, Inc.:

     The 2003 Annual Meeting of Stockholders of Computer Associates International, Inc. will be held on Wednesday, August 27, 2003, at 10:00 a.m. Eastern Daylight Time at the Wyndham Wind Watch Hotel, located at 1717 Motor Parkway, Hauppauge, New York, for the following purposes:

(1)	To elect ten directors for the ensuing year;

(2)	To approve the Company’s 2003 Compensation Plan for Non-Employee Directors;

(3)	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2004; and

(4)	To transact such other business as may properly come before the meeting or any adjournment.

     The Board of Directors has fixed the close of business on July 2, 2003 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting and any adjournment.

     Admission tickets and a map showing directions to the meeting are on the outside back cover of this Notice of Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a stockholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of July 2, 2003.

     Whether or not you expect to attend, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR SHARES ELECTRONICALLY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR TO MARK, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED. No postage is required if mailed in the United States.

Robert B. Lamm
Corporate Secretary and
Director of Corporate Governance

Islandia, New York
July 17, 2003

PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1—ELECTION OF DIRECTORS
COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
PROPOSAL 2—APPROVAL OF THE COMPUTER ASSOCIATES INTERNATIONAL, INC. 2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
ADVANCE NOTICE PROCEDURES
STOCKHOLDER PROPOSALS
OTHER BUSINESS
HOUSEHOLDING
FORM 10-K

COMPUTER ASSOCIATES INTERNATIONAL, INC.
One Computer Associates Plaza
Islandia, NY 11749

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

     This Proxy Statement is furnished to the holders of the Common Stock, par value $.10 per share (“Common Stock”), of Computer Associates International, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2003 Annual Meeting of Stockholders and any adjournment. The meeting will be held on Wednesday, August 27, 2003, at 10:00 a.m. Eastern Daylight Time. The matters expected to be acted upon at the meeting are set forth in the preceding Notice of Meeting. At present, the Board of Directors knows of no other business to come before the meeting.

     The Notice of Meeting, Proxy Statement and form of proxy will be mailed to stockholders on or about July 21, 2003. The Company will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and postings on the Company’s website, ca.com, and by the directors, officers and employees of the Company, for which they will not receive any compensation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred. D.F. King & Co., Inc. will assist the Company in distributing proxy materials to beneficial owners.

Voting and Revocability of Proxy

     A form of proxy for use at the meeting and a postage paid return envelope for the proxy are enclosed. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions shown on the proxy. If no instructions are given, the proxies will be voted (1) FOR the Board’s nominees for election as directors; (2) FOR the approval of the Company’s 2003 Compensation Plan for Non-Employee Directors (the “2003 Plan”); and (3) FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2004. A stockholder may revoke the authority granted by an executed proxy at any time before its exercise by filing with the Secretary of the Company a written revocation or submitting a duly executed proxy bearing a later date (including a proxy by telephone) or by voting in person at the meeting.

Record Date and Voting Rights

     Only stockholders of record at the close of business on July 2, 2003 are entitled to notice of and to vote at the meeting or any adjournment. On July 2, 2003, the Company had outstanding 578,864,059 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

     Votes cast at the meeting will be tabulated by persons appointed as inspectors of election for the meeting. The inspectors of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining on any or all matters.

     A plurality of the votes cast at the meeting (assuming a quorum) will be sufficient to elect the directors. Accordingly, abstentions or broker non-votes (described below) as to the election of directors will have no effect on the election of directors.

     Assuming that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote will be required to approve the 2003 Plan and the ratification of the appointment of the independent auditors. In determining whether the 2003 Plan and the ratification of the appointment of the independent auditors has received the requisite number of affirmative votes, (i) abstentions will be treated as shares entitled to vote, and therefore will have the effect of a vote against the proposal, and (ii) broker non-votes, if any, will be treated as shares that are not entitled to vote.

Broker Non-Votes

     A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker has not received voting instructions from you and does not have authority to vote on that proposal without such instructions. “Broker non-votes” are not counted as votes against the proposal in question or as abstentions, nor are they counted in determining the number of votes present for the particular proposal, although they will be treated as present for purposes of determining a quorum.

     Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement to you, the broker, in the absence of voting instructions from you, is entitled to vote your shares on Proposals 1, 2 and 3.

Annual Report

     The Annual Report of the Company for the fiscal year ended March 31, 2003 is being mailed with this Proxy Statement. Stockholders are referred to the Annual Report for financial and other information about the Company. The Annual Report is not a part of this Proxy Statement. The Annual Report will be available on our website at ca.com.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, THE BOARD AND MANAGEMENT

     The following table sets forth certain information that has been provided to the Company with respect to beneficial ownership of shares of the Company’s Common Stock as of July 2, 2003 for (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for election as a director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table of this Proxy Statement (the “Named Executive Officers”), and (iv) all directors and executive officers of the Company as a group.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned (1)		Class

Walter H. Haefner/	115,313,380	(2)	19.9%
Careal Holding AG Utoquai 49 8022 Zurich, Switzerland
Private Capital Management, L.P.	43,970,307	(3)	7.6%
8889 Pelican Bay Boulevard Suite 500 Naples, FL
Putnam LLC	40,898,239	(4)	7.1%
One Post Office Square Boston, MA 02109
Russell M. Artzt	2,444,230		*
Kenneth Cron (5)	6,750		*
Alfonse M. D’Amato (5)	100,250		*
Gary J. Fernandes (5)	1,125		*
Sanjay Kumar (6)	2,108,359		*
Robert E. La Blanc (5)	7,750		*
Jay W. Lorsch (5)	6,750		*
Lewis S. Ranieri (5)	137,350		*
Walter P. Schuetze (5)	14,250		*
Alex Serge Vieux (5)	6,750		*
Non-Directors:
Gary Quinn	451,973		*
Stephen Richards	738,882		*
Ira H. Zar	1,328,774
All Directors and Executive Officers as a Group (16 persons)	7,674,360		1.3%

Footnotes appear on following page.

* Represents less than 1% of the outstanding Common Stock.

(1)	Except as indicated below, all persons represent that they have sole voting and investment power with respect to their shares. The amounts shown in this column include shares of Common Stock issuable upon exercise of stock options that either are currently exercisable or will become exercisable within 60 days after July 2, 2003, as follows: Mr. Artzt 951,635; Mr. Cron 6,750; Mr. D’Amato 20,250; Mr. Fernandes 1,125; Mr. Kumar 1,039,598; Mr. La Blanc 6,750; Mr. Lorsch 6,750; Mr. Ranieri 6,750; Mr. Schuetze 6,750; Mr. Vieux 6,750; Mr. Quinn 445,497; Mr. Richards 722,975; Mr. Zar 1,294,486; and for all directors and Executive Officers as a group 4,803,666. Amounts shown also include shares held in the Computer Associates Savings Harvest Plan, a 401(k) plan.

(2)	According to a Schedule 13D/A filed on December 28, 2001, Walter H. Haefner, through Careal Holding AG, a company wholly owned by Mr. Haefner, has sole voting power and sole dispositive power over these shares.

(3)	According to a Schedule 13G filed on February 14, 2003, Private Capital Management, an investment adviser registered under the Investment Advisers Act of 1940 (“PCM”), has shared voting and dispositive power over 43,970,307 shares. Bruce S. Sherman, the CEO of PCM, has sole voting power over 1,505,300 shares, shared voting power over 44,084,407 shares, sole dispositive power over 1,505,300 shares, and shared dispositive power over 44,084,407 shares. Greg J. Powers, the President of PCM, has sole voting and dispositive power over 3,000,000 shares, and shared voting and dispositive power over 43,970,307 shares. Messrs. Sherman and Powers exercise shared voting and dispositive power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership of the shares held by PCM’s clients.

(4)	According to a Schedule 13G filed on February 14, 2003, Putnam LLC d/b/a/ Putnam Investments (“PI”) has shared voting power over 3,111,733 shares and shared dispositive power over 40,898,239 shares; Putnam Investment Management, LLC (“PIM”) has shared voting power over 960,700 shares and shared dispositive power over 34,338,397 shares; and Putnam Advisory Company, LLC (“PAC”) has shared voting power over 2,151,033 shares and shared dispositive power over 6,559,842 shares. All three companies are investment advisers registered under the Investment Advisers Act of 1940. PIM and PAC are wholly owned subsidiaries of PI.

(5)	Our non-employee directors receive a portion of their fees in the form of deferred stock units. Upon termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units accrued in his/her deferred compensation account. As of July 2, 2003, these directors had the following number of deferred stock units: Mr. Cron 4,087; Mr. D’Amato 7,735; Mr. Fernandes 321; Mr. La Blanc 4,087; Mr. Lorsch 4,087; Mr. Ranieri 5,481; Mr. Schuetze 4,087 and Mr. Vieux 4,087. The deferred stock units are not included in the above table. See “Directors Compensation” for more information.

(6)	Includes 57,892 shares held in trust for Mr. Kumar’s minor children. Mr. Kumar disclaims beneficial ownership of these shares.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

     On the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the ten persons named below for election as directors at the meeting, each to serve until the next annual meeting and until his successor is duly elected and qualified. Each of the nominees now serves as a director of the Company and has confirmed to the Company that he expects to be able to continue to serve as a director of the Company until the end of his term. However, if at the time of the meeting, any of the nominees named below is not available to serve as a director (an event which the Board does not anticipate), all the proxies granted to vote in favor of such director’s election will be voted for the election of such other person or persons, if any, as the Board may nominate.

     Set forth below are the names and ages of the nominees, the principal occupation of each, the year in which each was first elected a director of the Company, the business experience of each for at least the past five years and certain other information concerning each of the nominees.

			Director
		Age	Since

Russell M. Artzt	Executive Vice President eTrust™ Solutions since April 2002. Executive Vice President— Research and Development from 1987 until March 2002, and the Senior Development Officer of the Company since 1976.	56	1980

Kenneth Cron	Chairman and CEO of Vivendi Universal Games, Inc., a global leader in the publishing of online, PC and console-based interactive entertainment and a division of Vivendi Universal, S.A., since June 2001. Mr. Cron served as Chief Executive Officer of the Flipside Network, now a part of Vivendi Universal Net USA, from March 2001. He was Chief Executive Officer of Uproar Inc. from September 1999 to March 2001, when Uproar was acquired by Flipside. Mr. Cron worked at CMPMedia, Inc. from 1978 to June 1999, when CMP Media was acquired by Miller Freeman, Inc. At CMPMedia, as the President of Publishing, Mr. Cron had responsibility for the company’s United States businesses, including its print publications, trade shows/conferences and online services.	46	2002

Alfonse M. D’Amato	Managing Director of Park Strategies LLC, a business consulting firm, since January 1999. United States Senator from January 1981 until January 1999. During his tenure in the Senate, he served as Chairman of the Senate Committee on Banking, Housing and Urban Affairs, and Chairman of the Commission on Security and Cooperation in Europe.	65	1999

			Director
		Age	Since

Gary J. Fernandes	Retired as Vice Chairman of Electronic Data Systems Corporation (EDS) in 1998, after serving as Senior Vice President and a director from 1984 to 1996 and 1981 to 1998, respectively, and as Chairman of EDS’A.T. Kearney management consulting services subsidiary from 1995 to 1998. Founded Convergent Partners, Ltd., a venture capital partnership, and was a partner of Convergent from January to December 1999. Served from 2000 to July 2002 as Chairman and CEO of GroceryWorks, and since 2001 as Advisory Director of MHT Partners and as Chairman of FLF Real Estate Ventures. In 1999 founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, and was president and sole shareholder of Voyagers. Mr. Fernandes currently serves on the boards of directors of 7-Eleven, Inc., BancTec, Inc., webMethods, Inc., and Anacomp, Inc.	59	May 2003

Sanjay Kumar	Chairman since November 2002 and President and Chief Executive Officer since August 2000. He was President and Chief Operating Officer from January 1994 to July 2000, Executive Vice President—Operations from January 1993 to December 1993, Senior Vice President— Strategic Planning from April 1989 to December 1992, Vice President—Strategic Planning from November 1988 to March 1989. He joined the Company with the acquisition of UCCEL Corp. in August 1987. Mr. Kumar is a member of the Committee to Encourage Corporate Philanthropy.	41	1994

Robert E. La Blanc	Founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, since 1981. He was previously Vice Chairman of Continental Telecom Corporation and previously a general partner of Salomon Brothers. He is also a director of Chartered Semiconductor Manufacturing Ltd., Storage Technology Corporation, The Titan Corporation, and a family of Prudential Mutual Funds.	69	2002

Jay W. Lorsch	Louis Kirstein Professor of Human Relations since 1978, at the Harvard Business School. Mr. Lorsch has served as Faculty Chairman of the Harvard Business School’s Global Corporate Governance Initiative since 1998. He is an author of more than a dozen books and consultant to the boards of directors of several Fortune 500® companies. He has held several major administrative positions at the School, including Senior Associate Dean from 1986 to 1995.	70	2002

			Director
		Age	Since

Lewis S. Ranieri	Founder and prime originator of Hyperion Partners L.P. and Hyperion Partners II L.P. (“Hyperion”), and chairman or director of various Hyperion entities. He is also Chairman and a member of the Board of Directors of Hyperion Capital Management, Inc., a registered investment advisor, and is Chairman and a director of the following funds registered under the Investment Company Act of 1940: The Hyperion Total Return Fund, Inc., The Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. and The Hyperion Strategic Mortgage Income Fund, Inc. Prior to forming Hyperion Partners L.P., Mr. Ranieri had been Vice Chairman of Salomon Brothers Inc. (“Salomon”) and worked for Salomon from July 1968 to December 1987. He also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation. He is also a director of Delphi Financial Group, Inc. and Reckson Associates Realty Corp., and Chairman of American Financial Realty Trust.	56	2001

Walter P. Schuetze	Independent consultant since February 2000. He was Chief Accountant to the SEC’s Division of Enforcement from November 1997 to February 2000, an independent consultant from April 1995 to November 1997, and Chief Accountant to the SEC from January 1992 to March 1995. He was a charter member of the Financial Accounting Standards Board, a member of the Financial Accounting Standards Advisory Council, and a member and chair of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. He is also a director and chairman of the audit committee of TransMontaigne Inc.	70	2002

Alex Serge Vieux	Founder of DASAR, Inc., an international technology company, where he has been Chairman and Chief Executive Officer since 1990. He was a co-founder of C.A.T.S. Software GmbH and Renaissance Software, Inc., firms focusing on the banking industry. He is also a director of Check Point Software Technologies Ltd., Commerce One, Inc., Korea Thrunet Co., Ltd. and Madge Networks N.V.	46	2002

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Board Committees and Meetings

     In accordance with applicable law, NYSE rules, and the Company’s Corporate Governance Principles, the Board of Directors has established three principal committees — the Audit Committee, the Compensation and Human Resource Committee, and the Corporate Governance Committee — to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. These committees operate under written charters that have been adopted by the respective committees and by the Board, and all the members of these committees are “independent” under both current and currently proposed rules of the NYSE. Further information concerning the composition, principal responsibilities and meetings of these committees appears below. In addition, in accordance with the Company’s Corporate Governance Principles, the independent members of the Board of Directors of the Company elect a lead independent director annually; Mr. Ranieri currently occupies that role. The Company’s Corporate Governance Principles and the charters of the committees can be reviewed on our website at ca.com/governance/principles.htm and ca.com/governance/committees.htm, respectively. The current members of the committees are identified as follows:

Compensation
		Corporate	and Human
Non-Employee Directors	Audit	Governance	Resource

K. Cron			X
A. D’Amato	X	X
R. La Blanc		X	X
J. Lorsch		Chair
L. Ranieri	X		Chair
W. Schuetze	Chair

     The Audit Committee is responsible for, among other things, retaining the independent auditors, overseeing and reviewing audit results, and monitoring the effectiveness of the internal audit function. The Audit Committee has retained KPMG LLP as independent auditors for the fiscal year ending March 31, 2004. During fiscal 2003 the Audit Committee met five times. Further information on the responsibilities of the Audit Committee is set forth in the Audit Committee Report below.

     The Corporate Governance Committee has responsibility for overseeing the size and composition of the Board and its committees, recruiting new directors and advising the Board on various other corporate governance matters. It will also have responsibility for administering the 2003 Plan if it is approved by stockholders at the meeting. During fiscal year 2003, the Corporate Governance Committee met one time. The Corporate Governance Committee will consider candidates recommended by stockholders for election as directors; such recommendations should be sent to the Corporate Governance Committee in care of the Corporate Secretary at the Company’s headquarters. Stockholders who wish to nominate an individual for election as a director must follow the procedures set forth in this Proxy Statement under the heading “Advance Notice Procedures.”

     The Compensation and Human Resource Committee has the power to prescribe, amend, and rescind rules relating to the Company’s various compensation plans (collectively, the “Plans”), to grant options and other awards under the Plans and to interpret the Plans. The other duties of the Compensation and Human Resource Committee include determining and recommending the compensation plans for the Chairman of the Board (if such person is an employee of the Company) and the Chief Executive Officer and are more fully described below under “Compensation and Human Resource Committee Report on Executive Compensation.” During fiscal year 2003, the Compensation and Human Resource Committee met three times and acted by unanimous written consent on four occasions.

     During the Company’s fiscal year ended March 31, 2003, the Board of Directors held 11 meetings. In addition to these meetings, the Board of Directors acted by unanimous written consent on four occasions. Each director attended more than 75% of the Board meetings and meetings of the Board committees on which he served.

Director Compensation

     Only non-employee directors of the Company receive compensation for their services as such. Their compensation is based on a “director service year” that lasts from annual meeting to annual meeting. Under the 2002 Compensation Plan for Non-Employee Directors (the “2002 Directors Plan”), each non-employee director receives an annual fee which is fixed by the Board and paid in the form of deferred stock units, as well as a stock option award, as described more fully below. Upon termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units in his/her deferred compensation account. At its annual meeting on August 28, 2002, the Board of Directors established its annual fee for the succeeding 12 months at $45,000. If the 2003 Plan is not approved at the meeting, the annual fee for the 2003 – 2004 director service year will be determined on August 27, 2003. If approved, the 2003 Plan will replace the 2002 Directors Plan. See Proposal 2 — Approval of 2003 Compensation Plan for Non-Employee Directors.

     In 2002, each non-employee director also received options to purchase 6,750 shares at an exercise price of $11.04 per share (the fair market value of the Company’s Common Stock on the date of grant, August 28, 2002). These options become exercisable approximately one year after the date of grant and have a term of 10 years.

     The Company also provides directors with and pays premiums for director and officer liability insurance and reimburses directors for reasonable travel expenses.

     In May 2003, certain non-employee directors appointed in 2002 received cash payments for partial-year service during the 2001–2002 director service year. Such payments represented the pro rata portion of the $45,000 fee such directors would have received had they served for the entire director service year. These payments were made to the following persons in the following amounts: Mr. Cron $3,750; Mr. La Blanc $3,750; Mr. Lorsch $18,750; Mr. Schuetze $18,750 and Mr. Vieux $3,750.

Litigation Involving Certain Directors

     The Company, its former Chairman and CEO, Charles B. Wang, Sanjay Kumar, and Russell M. Artzt are defendants in a number of stockholder class action lawsuits, the first of which was filed July 23, 1998, alleging that a class consisting of all persons who purchased the Company’s common stock during the period January 20, 1998 until July 22, 1998 were harmed by misleading statements, misrepresentations, and omissions regarding the Company’s future financial performance. These cases, which seek monetary damages, have been consolidated into a single action in the United States District Court for the Eastern District of New York, the proposed class has been certified, and discovery is substantially complete. Additionally, in February and March 2002, a number of stockholder lawsuits were filed in the U.S. District Court for the Eastern District of New York against the Company and Messrs. Wang, Kumar, Ira H. Zar, the Company’s Chief Financial Officer, and in one instance Mr. Artzt. The lawsuits generally allege, among other things, that the Company made misleading statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the Company’s financial performance. Each of the named individual plaintiffs in the 2002 lawsuits seeks to represent a class consisting of purchasers of the Company’s common stock and call options and sellers of put options for the period May 28, 1999 through February 25, 2002. The 2002 cases have been consolidated, and the Company’s former independent auditor, Ernst & Young LLP, has been named as a defendant, but class action status has not yet been certified and discovery has not been taken. In addition, in May 2003, a class action lawsuit captioned John A. Ambler v. Computer Associates International, Inc., et al. was filed in the U.S. District Court for the Eastern District of New York. The complaint in this matter, a purported class action on behalf of the Computer Associates Savings Harvest Plan (“the CASH Plan”) and the participants and beneficiaries of the CASH Plan for a class period running from March 30, 1998 through May 30, 2003, asserts claims of breach of fiduciary duty under ERISA, the federal Employee Retirement Security Act. The named defendants are the Company, the Company’s Board of Directors, the CASH Plan, the Administrative Committee of the CASH Plan, and the following current or former employees and/or Board members of the Company: Charles B. Wang; Sanjay Kumar; Ira Zar; Russell M. Artzt; Peter A. Schwartz; Charles P. McWade and various unidentified alleged fiduciaries of the CASH Plan. The complaint alleges that the defendants breached their fiduciary duties by causing the CASH Plan to invest in Company securities and seeks damages in an unspecified amount. The time for defendants to respond to the complaint has not yet passed. Although the ultimate outcome and liability, if any, cannot be determined, the Company believes that the facts do not support the claims in these lawsuits and that the Company and its officers and directors have meritorious defenses. In the opinion of management, resolution of these lawsuits is not expected to have a material adverse effect on the financial position of the Company. In the event of an unfavorable resolution of any of these matters, however, the Company’s earnings and cash flows in one or more periods could be materially adversely affected.

     A derivative lawsuit has been filed against certain current and former directors of the Company, based on essentially the same allegations as those contained in the February and March 2002 stockholder lawsuits (discussed above). This action was commenced in April 2002 in Delaware Chancery Court, and an amended complaint was filed in November 2002. The defendants named in the amended complaint are the Company as a nominal defendant, current Company directors Messrs. Kumar, Artzt, Ranieri and D’Amato, and former Company directors Mr. Wang, Ms. Kenny, and Messrs. de Vogel, Grasso, and Pieper. The derivative suit alleges breach of fiduciary duties on the part of all the individual defendants and, as against the current and former management director defendants, insider trading on the basis of allegedly misappropriated confidential, material information. The amended complaint seeks an accounting and recovery on behalf of the Company of an unspecified amount of damages, including recovery of the profits allegedly realized from the sale of common stock of the Company.

     In July 2002, two derivative lawsuits against the current directors of the Company, and certain former directors, were filed in the Chancery Court in Delaware. These lawsuits concern the payment to and standstill agreement with Sam Wyly and Ranger Governance Ltd. pursuant to which they agreed, among other things, not to engage in a proxy contest with the Company for five years, and Mr. Wyly’s non-compete agreement with the Company was extended. The lawsuits generally allege breach of fiduciary duties, waste and misappropriation of corporate assets, and damages to the Company in an unspecified amount.

     The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. As a part of that obligation, the Company has advanced and will continue to advance certain attorneys’fees and expenses incurred by officers and directors in various litigation arising out of similar allegations, including the litigation described above.

     Mr. Fernandes founded Voyagers The Travel Store Holdings, Inc., a chain of travel agencies, and was president and sole shareholder of Voyagers. Voyagers filed a petition under Chapter 7 of the bankruptcy laws on October 4, 2001.

COMPENSATION AND OTHER INFORMATION
CONCERNING EXECUTIVE OFFICERS

     The following table sets forth the cash and non-cash compensation earned for the fiscal years ended March 31, 2003, 2002 and 2001, by the Chief Executive Officer and the four most highly compensated executive officers (based on combined salary and bonus) of the Company other than the Chief Executive Officer for the fiscal year ended March 31, 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards

Name and	Fiscal				Other Annual	Restricted Stock	Option	All Other
Principal Position	Year	Salary	Bonus		Compensation(1)	Awards($)	Awards(#)(2)	Compensation(3)

Sanjay Kumar	2003	$1,000,000	—	(4)	$12,000	—	1,437,000	$16,375
Chairman,	2002	$1,000,000	—		$12,000	—	—	$17,362
President and Chief Executive Officer	2001	$900,000	—		$12,000	—	—	$19,000
Russell M. Artzt	2003	$750,000	$537,416		$12,000	—	505,000	$16,375
Executive	2002	$750,000	—		$12,000	—	—	$17,362
Vice President	2001	$750,000	—		$12,000	—	—	$19,000
Gary Quinn	2003	$450,000	$1,049,580		$12,000	—	240,000	$16,375
Executive	2002	$450,000	$889,209		$12,000	—	—	$17,362
Vice President	2001	$250,000	$700,000		$12,000	—	400,000	$17,642
Stephen Richards	2003	$450,000	$868,701		$12,000	—	240,000	$15,750
Executive	2002	$450,000	$880,600		$12,000	—	—	$17,362
Vice President	2001	$300,000	$900,000		$12,000	—	450,000	$18,885
Ira H. Zar	2003	$500,000	$371,266		$12,000	—	395,000	$16,375
Executive	2002	$500,000	$500,000		$12,000	—	—	$17,362
Vice President—	2001	$500,000	$800,000		$12,000	—	900,000	$18,892
Finance, Chief Financial Officer

(1)	Consists of a non-reimbursed travel allowance for each of the Named Executive Officers. The Company does not provide any additional personal benefits to the Named Executive Officers. Since 1998, the Company has had a security program which, among other things, requires Mr. Kumar to use Company aircraft for business and personal travel. Although not required under the security program, Mr. Kumar voluntarily pays the Company in advance for such personal usage. For fiscal 2003, these payments totaled $69,514. The amount of these payments was reviewed by the Company’s Internal Audit Department.

(2)	Executive officers did not receive any stock option grants during the fiscal year ended March 31, 2002. Stock options are generally granted to executive officers and other employees in March of each year; however, the Compensation Committee approved stock option grants to executive officers in June 2002. Consequently, executive officers received two stock option grants during fiscal 2003. The first such grant was made on June 21, 2002. On that date the fair market value of the Common Stock was $15.62. The Compensation Committee, however, determined that the exercise price of the options granted to the executive officers (other than Mr. Kumar) should be the same as the exercise price of the options granted to other employees in March 2002, or $21.89. Mr. Kumar received options, which at his request were premium-priced, with an exercise price of $26.27, or 20% higher than the exercise price of the options issued to other employees in 2002, and 68% higher than the fair market value of the Common Stock on the date of grant. The second grant of options to executive officers during fiscal 2003 took place on March 28, 2003, at the same time as options were granted to other employees; the exercise price of these options is equal to the fair market value of the Company’s stock on the date of grant, or $13.83.

(3)	Consists of Company contributions to the Company’s benefit plans in each year.

(4)	See “Compensation and Human Resource Committee Report on Executive Compensation—Chief Executive Officer—Annual Incentives” for additional information.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants to the Named Executive Officers in the fiscal year ended March 31, 2003.

	Individual Grants

	Number	Percent of Total
	of Options	Options Granted	Exercise		Grant Date
	Granted in	to Employees in	Price	Expiration	Present
Name	2003(1)	Fiscal Year(2)	($/share)	Date	Value(3)

Sanjay Kumar	700,000	8.21	13.83	3/28/13	$6,434,820
	737,000	8.64	26.27	6/21/12	$6,899,868
Russell M. Artzt	250,000	2.93	13.83	3/28/13	$2,298,150
	255,000	2.99	21.89	6/21/12	$2,508,690
Gary Quinn	150,000	1.76	13.83	3/28/13	$1,378,890
	90,000	1.06	21.89	6/21/12	$885,420
Stephen Richards	150,000	1.76	13.83	3/28/13	$1,378,890
	90,000	1.06	21.89	6/21/12	$885,420
Ira H. Zar	225,000	2.64	13.83	3/28/13	$2,068,335
	170,000	1.99	21.89	6/21/12	$1,672,460

(1)	See footnote 1 to the Summary Compensation Table for a discussion of the various option grants made in fiscal 2003. Options vest in equal installments over a three-year period and have a 10-year term.

(2)	Percentages are based on a total of 8,530,060 options granted in fiscal 2003.

(3)	The Black-Scholes option pricing model was selected to estimate the Grant Date Present Value of the options set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy in valuing options. The following assumptions were made for purposes of calculating the Grant Date Present Value of the grants awarded on June 21, 2002: a contract life of ten years, a volatility factor of 0.59, dividend yield of 0.51%, and a risk-free interest rate of 4.79%. The following assumptions were made for purposes of calculating the Grant Date Present Value of the grants awarded on March 28, 2003: a contract life of ten years, a volatility factor of 0.59, dividend yield of 0.58%, and a risk-free interest rate of 3.92%. The actual value of the stock option grants will depend on the future performance of the Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at March 31, 2003		at March 31, 2003(2)
	Share Acquired	Value
Name	on Exercised	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Sanjay Kumar	—	—	601,518	1,849,500	—	—
Russell M. Artzt	253,937	1,240,193	802,435	642,500	45,278	—
Gary Quinn	—	—	316,147	603,750	—	—
Stephen Richards	—	—	558,350	741,525	—	—
Ira H. Zar	5,400	32,762	931,686	1,390,810	181,087	—

(1)	Options exercised were granted in prior years with exercise prices equal to the fair market value at the date of grant. Messrs. Artzt and Zar continue to hold the shares acquired upon exercise of the options. Value realized was calculated based on the market value of the shares purchased at the exercise date less the aggregate option exercise price.

(2)	Valuation based on the closing price of $13.66 on March 31, 2003 (the last trading day of the fiscal year), less the respective exercise prices of the options.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes share and exercise price information about the Company’s equity compensation plans as of March 31, 2003. All of the Company’s equity compensation plans have been approved by the Company’s stockholders.

Number of Securities
Remaining Available for
	Number of		Future Issuance Under
	Securities Issuable Upon	Weighted Average Exercise	Equity Compensation Plans
	Exercise of Outstanding	Price of Outstanding	(Excluding Securities
Plan Category	Options, Warrants and Rights	Options, Warrants and Rights	Reflected in the First Column)

Equity compensation plans approved by security holders	49,216,548 (1)	$28.74	67,728,958 (2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	49,216,548 (1)	$28.74	67,728,958 (2)

(1)	Includes all outstanding options, shares outstanding under compensation plans for non-employee directors and shares outstanding under the 1998 Incentive Award Plan. Includes options covering 3,582,204 shares assumed in connection with various acquisitions. Such options have a weighted average exercise price of $27.19 per share. The plans relating to such options were previously approved by the security holders of the respective acquired companies.

(2)	Consists of 27,370,663 shares available for issuance under the Company’s Year 2000 Employee Stock Purchase Plan, 39,794,991 shares available for issuance under the 2002 Incentive Plan and 563,304 shares available under the 2002 Compensation Plan for Non-Employee Directors.

Retirement of Founder and Former Chairman of the Board

     In November 2002, the Company’s founder and former Chairman of the Board, Charles B. Wang, retired from the Board. In recognition of his many years of service to the Company, the Company agreed during the fourth quarter of fiscal year 2003 to accelerate the vesting of any unvested stock options that had been granted to him in prior years, effective as of the date of his retirement from the Company. In addition, the Company agreed to extend the period in which he could exercise stock options that had been granted to him in prior years. The vesting acceleration and the extension of the exercise period affected only those options whose exercise price exceeded the fair market value of the shares at the time of his retirement. These consist of (1) options covering approximately 2.3 million shares, extended for one year or less, and having exercise prices ranging from $19.33 to $51.69 per share; and (2) options covering 240,000 shares, extended for 10 years from the date of grant, having an exercise price of $21.89. The Company also agreed to provide Mr. Wang with medical benefits for the balance of his life comparable to and on the same terms as those provided to active employees of the Company. The Board of Directors also authorized the Company to enter into an agreement with Mr. Wang for assistance in connection with matters such as litigation. Payment for such services would be on a per diem basis. Payment of amounts in excess of $50,000 per year must be approved by the Board of Directors in advance of the services being rendered. To date, no agreement has been entered into and no services have been rendered. The 1995 Key Employee Stock Ownership Plan was amended to remove the transfer restrictions on shares granted under the plan upon the retirement of persons to whom the shares were granted.

COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

General

     The Compensation and Human Resource Committee is responsible for determining the compensation of the Chairman and CEO. In most cases, the Committee makes recommendations for consideration by the full Board of Directors; however, in accordance with SEC regulations, grants of stock options or stock awards are approved by the Committee and reported to the Board. The Committee also oversees the compensation of senior executives whose compensation is determined by the CEO consistent with the guidelines set by the Committee. All members of the Committee are independent directors.

     The Company’s executive compensation program is designed to attract, retain and motivate executives to enhance profitability and maximize stockholder value in the rapidly evolving computer software marketplace. The program recognizes executives’ efforts during each fiscal year, as well as over multi-year cycles. For example, in fiscal 2003, the program considered the executives’ performance in an environment where cautious capital spending by existing and potential customers, associated with weak conditions in the overall economy, made bookings of new license agreements and revenue particularly challenging. Designed with the assistance of a consulting firm, the program has three components to achieve these objectives—base salary, annual incentives, if earned (both paid in cash), and long-term equity participation. On a combined basis, compensation paid under these three components is generally targeted to be at the 75th percentile of competitive practice within the computer software and services industry. However, the actual amount of each executive’s total compensation is dependent on the attainment of predetermined performance objectives that are consistent with improved profitability and the maximization of stockholder value. The philosophy and operation of each of these components is discussed below.

     Base Salary. Base salaries for executive officers are designed to attract and retain superior, high-performing individuals. Base salaries for executive officers are determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for executive talent, including comparisons of base salaries for comparable positions in the Company’s peer group. Base salary adjustments are determined, generally on an annual basis, by evaluating the financial performance and certain non-financial performance measures of the Company, and the performance of the executive officer.

     Annual Incentives. The Committee believes that a substantial portion of each executive officer’s annual compensation should be in the form of variable incentive pay. Accordingly, under the Company’s annual incentive plan previously approved by the stockholders, targeted payouts are determined at the beginning of each fiscal year based on the Company’s achievement of (1) a minimum level of revenue and (2) threshold amounts of net operating profit after taxes (“NOPAT”), relative to the performance of the Company’s peers. The NOPAT thresholds are derived from the financial forecasts of the Company that are publicly disclosed at the beginning of each fiscal year.

     No payouts are made unless the minimum revenue level is achieved. If the minimum revenue level is reached, the payout amount can range from 0% to 200%, based on the percentage of NOPAT that is achieved as compared to the threshold, as follows:

% Target Payout

Below Threshold	0%
At Threshold	Up to 50%
Between Threshold and Target	Up to 100%
Between Target and Maximum	Up to 200%

     The Committee must certify the achievement of the minimum revenue level and the NOPAT thresholds prior to each annual payout under the annual incentive plan. In addition, the Committee has discretion to reduce the amount of any payout if it determines that, notwithstanding the achievement of the minimum amounts, a reduction is appropriate.

     In fiscal 2003, the Company exceeded the minimum revenue level and the NOPAT target amounts. The amounts paid under the annual incentive plan reflected those results, as well as individual contributions and customer satisfaction. (However, see “Chief Executive Officer Compensation” below.)

     Long-Term Equity Participation. In addition to the objectives discussed above, the Company’s equity-based long-term incentive plan is designed to align the interests of executive officers with those of the stockholders. Under the long-term plan, the Committee determines targeted incentives at the beginning of each performance cycle based on the Company’s achievement of total shareholder return (“TSR”) as compared to the companies included in the Standard & Poor’s Systems Software Index; in addition, the amount of each executive’s targeted incentive is based on his or her position within the Company, recent performance, his or her potential for future responsibility and promotion, and comparable awards made to individuals in similar positions with the Company’s peers. The relative weight given to each of these factors may vary among individuals at the Committee’s discretion.

     The amounts of incentives actually awarded under the long-term plan can range from 0% to 150% of the targeted incentives, depending upon the level of TSR as compared to the companies in the Standard & Poor’s Systems Software Index, as follows:

Relative TSR Performance	% of Targeted Incentive

Up to 25th Percentile	0%
Above 25th to 50th Percentile	Up to 50%
Above 50th to 75th Percentile	Up to 100%
Above 75th to 100th Percentile	Up to 150%

     The Committee must certify the achievement of the levels of relative TSR prior to awarding any incentives under the long-term plan. In addition, the Committee has discretion to reduce the amount of any incentive if it determines that, notwithstanding the achievement of the minimum amounts, a reduction is appropriate. Incentives under the long-term plan are in the form of restricted stock, stock options with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, stock options with an exercise price equal to 120% of such fair market value, or a combination of the three. Options granted under the plan vest in equal annual installments over a three-year period and have 10-year terms.

     At the beginning of fiscal 2003, the Committee granted contingent incentives under the long-term plan covering a one-year performance cycle ending on March 31, 2003. The Committee intends to increase the length of successive performance cycles to three years. For that one-year performance cycle, the Company’s relative TSR performance yielded a relatively small incentive under the long-term plan. Under its authority to reduce the amount of incentives under the plan, the Committee determined not to make any restricted stock grants for that cycle.

Chief Executive Officer Compensation

     The Compensation Committee determined the components of Mr. Kumar’s fiscal year 2003 compensation as follows:

     Base Salary. Mr. Kumar’s base salary was $1,000,000 in fiscal year 2003, which was the same as in fiscal year 2002.

     Annual Incentives. As in fiscal 2001 and 2002, Mr. Kumar elected not to receive any annual incentive compensation for fiscal 2003. He took this action despite the fact that, based upon the achievement of objectives discussed above, the formula under the annual incentive plan would have yielded an annual incentive compensation payment of $1,023,000. In conjunction with his election not to receive any annual incentive compensation, Mr. Kumar asked the Compensation Committee and the Board to consider distributing some additional amount of compensation among members of the Company’s executive management team in recognition of their extraordinary leadership during the 2003 fiscal year. The Compensation Committee and the Board so acted, and where applicable, this additional compensation is included in the amounts shown under “Bonus” for 2003 in the preceding Summary Compensation Table.

     Long-Term Equity Participation. Neither Mr. Kumar nor the Company’s other executive officers received any stock option grants during the fiscal year ended March 31, 2002. Stock options are generally granted to executive officers and other employees in March of each year; however, the Compensation Committee approved stock option grants to executive officers in June 2002. Consequently, executive officers received two stock option grants during fiscal 2003. The first such grant was made on June 21, 2002. On that date the fair market value of the Common Stock was $15.62. The Compensation Committee, however, determined that the exercise price of the options granted to the executive officers (other than Mr. Kumar) should be the same as the exercise price of the options granted to other employees in March 2002, or $21.89. Mr. Kumar received options which, at his request, were premium-priced, with an exercise price of $26.27, or 20% higher than the exercise price of the options issued to other employees in 2002, and 68% higher than the fair market value of the Common Stock on the date of grant.

     Mr. Kumar and the Company’s other executive officers were then granted options in March 2003, at the same time as options were granted to other employees. Mr. Kumar’s option covered 700,000 shares of Common Stock and provided for an exercise price of $13.83 per share, the fair market value of the Common Stock on the date of grant (and the same as the exercise price of the options granted to other employees at that time).

     For the one-year performance cycle ended March 31, 2003, the long-term incentive plan yielded a relatively small incentive that would have been paid in restricted stock (see “General—Long-Term Equity Participation” above). However, under its authority to reduce the amount of incentives under the plan, the Committee determined not to make any restricted stock grants for that cycle.

Deductibility

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the Company’s chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” In 1994, the Compensation Committee adopted, and the stockholders approved, terms under which annual incentive compensation and long-term equity participation awards should qualify as performance-based. Additionally, based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options, the issuance or vesting of restricted stock, or the award of any other equity-based compensation, as applicable, under the Company’s 2002 Plan and any prior plans should qualify as performance-based. However, the Compensation Committee is not precluded from approving other compensation arrangements, even if they would not qualify for tax deductibility under Section 162(m).

Other Matters

     The Company’s 2002 Incentive Plan expressly prohibits the repricing of stock options, and the Board has adopted a policy prohibiting the repricing of stock options granted the Company’s other stock option plans.

     In addition, effective April 1, 2003, the Company is expensing stock options in accordance with Statement of Financial Accounting Standards No. 123.

SUBMITTED BY THE COMPENSATION
AND HUMAN RESOURCES COMMITTEE
Lewis S. Ranieri, Chair
Kenneth Cron
Robert E. La Blanc

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return of the Common Stock (using the closing price on the NYSE at March 31, 2003, the last trading day of the Company’s 2003 fiscal year, of $13.66) with the Standard & Poor’s Systems Software Index* and the Standard & Poor’s 500 Index during the fiscal years 1999 through 2003 assuming the investment of $100 on March 31, 1998 and the reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return
(Among Computer Associates International, Inc.,
S&P Systems Software Index, and S&P 500 Index)

TOTAL RETURN DATA

	3/31/98	3/31/99	3/31/00	3/31/01	3/31/02	3/31/03

Computer Associates International, Inc.	100	62	103	47	38	24
S&P Systems Software Index	100	167	258	122	126	99
S&P 500 Index	100	118	140	109	110	83

*	The Standard & Poor’s Systems Software Index is composed of the following companies:

Adobe Systems, Inc.	Novell, Inc.
BMC Software, Inc.	Oracle Corporation
Computer Associates International, Inc.	Veritas Software Corporation
Microsoft Corporation

PROPOSAL 2—APPROVAL OF THE COMPUTER ASSOCIATES INTERNATIONAL, INC.
2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

General

     At the meeting, stockholders will be asked to vote on a proposal to approve the 2003 Compensation Plan for Non-Employee Directors. The 2003 Plan has been adopted by the Board of Directors on the recommendation of the Corporate Governance Committee, subject to stockholder approval. If stockholders approve the 2003 Plan, it will be effective as of the date of the meeting and will replace the Company’s 2002 Compensation Plan For Non-Employee Directors. If stockholders do not approve the 2003 Plan it will not be implemented, and the 2002 Directors Plan will remain in effect.

Background and Purposes of the 2003 Plan

     In late 2002, the Corporate Governance Committee undertook a review of director compensation. The purpose of the review was to assure that the compensation provided to the Company’s directors is (1) appropriate in type and amount; (2) comparable to and competitive with director compensation provided by other companies of similar size and in similar businesses; and (3) commensurate with the increased responsibilities being borne by the Board and Board Committees under the Company’s Corporate Governance Principles, as well as under recent legislation and regulation.

     In particular, the Committee noted that under the 2002 Directors Plan, a significant portion of director compensation is in the form of stock options. Specifically, under the 2002 Directors Plan, each director receives an annual grant of an option to purchase 6,750 shares of Common Stock; using the Black-Scholes option pricing model, the option granted in 2002 under the 2002 Directors Plan had a value of approximately $49,000 at the date of grant. In view of various factors, including recent studies indicating that stock options may not provide the best means of aligning the interests of directors with those of stockholders — and that other forms of equity compensation may provide more appropriate incentives to directors — the Committee determined that stock options should be eliminated as a form of director compensation.

     At the same time, the Committee reviewed data, including surveys prepared by a compensation consulting firm retained by the Committee, concerning the compensation provided to directors by other companies of comparable size and in similar businesses. The purpose of this review was to determine the appropriate amount of total compensation to be provided to the Company’s directors and whether that amount would be comparable to and competitive with the compensation levels provided by those other companies.

     The Committee also considered the increased responsibilities being borne by the Board and its Committees under the Company’s Corporate Governance Principles (adopted in mid-2002), as well as under the extensive legislation and regulations that became effective at and subsequent to the time the 2002 Directors Plan was approved.

     As a result of the foregoing reviews, the Committee determined that a total annual compensation package equivalent to $150,000, of which at least 50% must be paid in the form of deferred stock units (and, upon a director’s termination of service, in shares of Common Stock), would be appropriate in type and amount, as well as commensurate with the increased responsibilities of the Board and its Committees. Further, the Committee noted that this amount falls at or near the average compensation provided by comparable companies.

     The purposes of the 2003 Plan are to attract and retain the services of highly qualified and talented non-employee directors, whose present and future contributions to the welfare, growth and continued business success of the Company will be of benefit to the Company.

Key Terms of the 2003 Plan

     The key terms of the 2003 Plan are as follows. Amore detailed summary of these terms appears below (see “Description of the 2003 Plan”).

•	Under the 2003 Plan, non-employee directors will no longer receive annual grants of stock options (as compared to an annual grant of options to purchase 6,750 shares of Common Stock under the 2002 Directors Plan).

•	Under the 2003 Plan, each director will receive an annual fee, payable quarterly in the form of a credit to a deferred stock account. The annual director’s fee under the 2003 Plan will initially be set at $150,000. The Plan permits the Board (on the recommendation of the Corporate Governance Committee) to change the amount of the annual fee. In addition, the Board may authorize the payment of additional fees to the chair of any committee of the Board comprised entirely of independent directors or to the lead independent director. Each director can elect at the beginning of each year to take up to 50% of his or her annual fee in cash.

•	The units credited to a director’s deferred stock account will remain in the account until the termination of the director’s service on the Board. Following a director’s termination of service, the account will be paid to the director in the form of shares of the Company’s Common Stock; such payment can be made in a lump sum or in installments up to 10 years.

Description of the 2003 Plan

     The following is a summary of the material terms and provisions of the 2003 Plan and of the principal tax effects of participation in the 2003 Plan. This summary is qualified in its entirety by reference to the complete text of the 2003 Plan, which is attached to this Proxy Statement as Exhibit A. Any capitalized terms that are used but not defined in this summary have the meanings used in the 2003 Plan.

     Eligibility. Each member of the Board who (1) is not also an employee of the Company or any of its consolidated subsidiaries, (2) is not a party to a separately compensated consulting arrangement with the Company and (3) does not hold a paid directorship or paid advisory position with any organization of which another director of the Company is an executive officer, is eligible to receive annual Director Fees under the 2003 Plan. Currently there are eight directors who would be eligible to receive Director Fees under the 2003 Plan.

     Director Fees. Under the 2003 Plan, each Eligible Director’s annual Director Fees for a Director Service Year will initially be set at $150,000. The Board, on the recommendation of the Corporate Governance Committee, may set a different amount for any Director Service Year. In addition, the Board may authorize the payment of additional fees to the chair of any committee of the Board comprised entirely of eligible directors or to the lead director. If an Eligible Director serves for a short Director Service Year (less than 12 months), the Director Fees payable to him or her will be subject to pro-ration. Director Fees payable under the 2003 Plan will be subject to the following terms and conditions:

•	Form and Timing of Payment. Director Fees will be payable quarterly in the form of Stock Deferrals credited to an Eligible Director’s Deferred Stock Compensation Account. However, an Eligible Director may elect to receive up to 50% of his or her Director Fees for a Director Service Year in cash, payable quarterly.

•	Stock Deferrals. Director Fees in the form of Stock Deferrals will be credited to an unfunded and unsecured Deferred Stock Compensation Account in the name of the Eligible Director. The number of shares underlying each Stock Deferral will be determined by dividing the dollar amount of the Director Fees subject to the Stock Deferral by the market price of a Share on the day the deferral is credited to the Eligible Director’s Deferred Stock Compensation Account.

•	Dividends. Each Eligible Director will receive cash payments on the shares underlying his or her Deferred Stock Compensation Account, in amounts equal to the cash dividends and other distributions payable to Company stockholders generally. However, the Corporate Governance Committee may determine in its discretion that in lieu of such cash payments, an Eligible Director’s Deferred Stock Compensation Account will be credited with additional Stock Deferrals in the amount of such dividends or other distributions.

•	Payment of Stock Deferrals. Generally, amounts credited to an Eligible Director’s Deferred Stock Compensation Account will be settled in shares of Common Stock in one lump sum on the first business day of the calendar year following the Director Service Year in which the Eligible Director ceases to be a member of the Board for any reason (the “Payment Commencement Date”). However, an Eligible Director may elect at any time prior to his or her termination date to receive payment of his or her Deferred Stock Compensation Account in up to 10 annual installments, commencing on the Payment Commencement Date. If an

Eligible Director dies before payment in full of the amount credited to his or her Deferred Stock Compensation Account, the balance will be paid in one lump sum in accordance with the Eligible Director’s will, or if there is no will, in accordance with the laws of descent and distribution.

•	Hardship Withdrawals. At its discretion, the Corporate Governance Committee may permit early withdrawals of amounts credited to an Eligible Director’s Deferred Stock Compensation Account if the Eligible Director or his or her representative provides satisfactory evidence that such early withdrawal is needed to meet an unforeseen financial hardship.

     Shares Available For Issuance. 200,000 shares of the Company’s Common Stock have been reserved for issuance under the 2003 Plan, subject to adjustment (see “Adjustments” below). In addition, any shares that have been reserved for issuance under the 2002 Plan but have not been awarded (or that have been awarded, but will not be issued due to expiration, forfeiture, cancellation, settlement in cash or otherwise) will be available for issuance under the 2003 Plan. A total of 561,858 of shares remains available for issuance under the 2002 Plan (including shares that have been awarded but may not be issued). Consequently, up to 761,858 shares may be issued under the 2003 Plan. Shares issuable under the 2003 Plan may consist of authorized but unissued shares or shares held in the Company’s treasury.

     Plan Administration. The 2003 Plan will be administered by the Corporate Governance Committee, which will have discretion to (1) interpret the 2003 Plan; (2) adopt, amend and rescind rules regarding its operation; (3) make specified adjustments, in accordance with the 2003 Plan’s adjustment provisions (see “Adjustments” below); and (4) take other actions it deems necessary or advisable for the proper operation and administration of the 2003 Plan.

     Adjustments. The maximum number or kind of shares available for issuance under the 2003 Plan, or in the number or kind of shares underlying a Stock Deferral or credited to a Deferred Stock Compensation Account, may be adjusted by the Corporate Governance Committee, in its discretion, if the Committee determines that, because of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, the exercisability of stock purchase rights received under the Rights Agreement, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event, such adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 Plan.

     Amendment and Termination. The 2003 Plan may be amended or terminated by the Board at any time without stockholder approval, except that any amendment that either increases the aggregate number of shares that may be issued under the 2003 Plan or materially modifies the eligibility requirements for participation in the Plan requires stockholder approval before it can be effective. No amendment may adversely affect any right of any Eligible Director with respect to any Stock Deferral credited to such Eligible Director’s Deferred Stock Compensation Account under the 2003 Plan without his or her written consent. For this purpose, however, an amendment that accelerates the time period within which any installment payments will be made will not be considered an amendment that adversely affects an Eligible Director’s rights with respect to his or her Stock Deferrals.

     If not earlier terminated by the Board, the 2003 Plan will automatically terminate on the 10-year anniversary of the 2003 Annual Meeting of Stockholders. No Director Fees may be paid or Stock Deferrals credited under the 2003 Plan after it is terminated, but any previously credited Stock Deferrals will remain in effect until they are paid in full or expire, except that the Board, in its sole discretion, may, at any time after the termination of the Plan and without the consent of the affected individuals, accelerate the time period within which any installment payments will be paid, or determine that the remaining balance of Deferred Stock Compensation Accounts under the 2003 Plan will be paid in one lump sum on such date as the Board shall determine.

Summary of Federal Income Tax Consequences of Participation in the 2003 Plan

     The following is a brief summary of the principal United States federal income tax consequences of Director Fees and Stock Deferrals under the 2003 Plan, based on advice received from counsel to the Company regarding current United States federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     An Eligible Director will not recognize any income at the time Director Fees are credited as Stock Deferrals to such Eligible Director’s Deferred Stock Compensation Account or at the time additional Stock Deferrals are credited to such Account in connection with dividend or distribution payments in the event that the Corporate Governance Committee decides to pay dividends or distributions in the form of additional Stock Deferrals. In the event an Eligible Director elects to receive payment of a portion of his or her annual Director Fees in cash, or the Corporate Governance Committee decides to make dividend or distribution payments on Stock Deferrals in cash, the Eligible Director will recognize ordinary income in an amount equal to such cash payments for the taxable year during which such payments are received by the Eligible Director. When the Eligible Director is ultimately issued shares in payment of amounts credited to his or her Deferred Stock Compensation Account, the Eligible Director will recognize ordinary income for the taxable year during which such shares are issued in an amount equal to the fair market value of the shares on the date of issuance.

     The Company will be entitled to a tax deduction at the same time and in the same amount as the Eligible Director recognizes income. The Director’s tax basis in any shares acquired as payment of amounts credited to his or her Deferred Stock Compensation Account will be equal to the amount of ordinary income recognized.

     Upon a sale of the shares received by an Eligible Director as payment of his or her Deferred Stock Compensation Account, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on how long the Eligible Director held such shares prior to sale. The Eligible Director’s holding period for shares so acquired begins on the date the shares are issued to the Eligible Director.

New Plan Benefits

     As of the date of this Proxy Statement, no awards have been made under the 2003 Plan. The number of shares underlying Stock Deferrals to be credited to Deferred Stock Compensation Accounts of the Eligible Directors in payment of Director Fees for the forthcoming year is not presently determinable, as such number is dependent on the fair market value of the shares as of the last day of each fiscal quarter of the Company’s forthcoming fiscal year, and on each Eligible Director’s right to elect to receive in cash, in lieu of Stock Deferrals, up to 50% of the Director Fees payable under the 2003 Plan in respect of the forthcoming year.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG LLP was the independent auditor for the Company for the 2003, 2002 and 2001 fiscal years and has been appointed by the Audit Committee to serve in that capacity for the 2004 fiscal year.

     Although the Company’s By-Laws do not require the submission of the selection of independent auditors to the stockholders for approval or ratification, the Audit Committee considers it desirable to obtain the views of the stockholders on its appointment of independent auditors. In the event that the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection of the firm as the Company’s independent auditors for the year ending March 31, 2004.

     A representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit and Other Fees Paid to KPMG LLP

     The following table presents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal year ended March 31, 2003, including statutory audits, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal year 2003 and fees billed for other services rendered by KPMG LLP.

Audit fees	$3,116,000
All other fees:
Audit related fees(1)	$1,167,000
Other non-audit services(2)	$683,000

Total all other fees	$1,850,000

(1)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans, review of registration statements and the issuance of consents and comfort letters.

(2)	Other non-audit fees consisted principally of tax services.

     KPMG LLP did not provide any financial information systems and implementation services to the Company during the fiscal year ended March 31, 2003.

     The Audit Committee has considered whether the provision of the services, other than those in connection with the audit, is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval Policies and Procedures

     The Audit Committee has adopted policies and procedures requiring Audit Committee pre-approval of the performance of all audit and non-audit services by our independent auditors. The Audit Committee may consult with management in the decision-making process but may not delegate this authority to management. The Audit Committee has also delegated to the chairman of the Audit Committee the authority to pre-approve the performance of audit and non-audit services by our independent auditors if such approval is necessary or desirable at a time when the Audit Committee is not scheduled to meet, provided that the Chairman must advise the Audit Committee no later than its next scheduled meeting. The Audit Committee believes that the provision of tax services by the independent auditors generally creates a risk of conflicts of interest and impairment of the auditors’ independence. Accordingly, the Committee does not currently intend to pre-approve the rendering of any tax services by the independent auditors (although it may do so in the future should circumstances warrant).

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

AUDIT COMMITTEE REPORT

     The Audit Committee monitors the Company’s financial reporting process on behalf of the Board. In addition, the Committee retains the Company’s independent auditors.

     The Audit Committee has reviewed and discussed with the management of the Company the audited financial statements as of and for the fiscal year ended March 31, 2003. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with its auditors their independence.

     The Audit Committee discusses with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also meets with members of the Company’s internal audit department as part of its regular meetings.

     Based upon the Audit Committee’s discussions with management and the independent auditors referred to above and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003.

SUBMITTED BY THE AUDIT COMMITTEE
Walter P. Schuetze, Chair
Alfonse M. D’Amato
Lewis S. Ranieri1

[1] Mr. Ranieri joined the Audit Committee in January 2003.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s Common Stock (“10% stockholders”), to file with the SEC and the NYSE initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Section 16(a) Reports”). Executive officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) Reports they file.

     Based solely on its review of such copies of Section 16(a) Reports received by it, or written representations from each reporting person for the fiscal year ended March 31, 2003, the Company believes that each of its executive officers, directors and 10% stockholders complied with all applicable filing requirements during and with respect to that year.

RELATED PARTY TRANSACTIONS

     Mr. Kumar has a minority ownership interest in the New York Islanders, a National Hockey League club, and Messrs. Kumar and Artzt have a minority ownership interest in the New York Dragons, an arena football team. In fiscal 2003, the Company paid the two organizations a total of approximately $558,000 for the rental of a corporate suite and the purchase of advertising. The Company expects to purchase similar services from the Islanders and Dragons in fiscal 2004. These expenditures are consistent with the Company’s overall marketing plan and with amounts paid by third parties for similar services. This amount was approved by the Company’s Board of Directors (other than Messrs. Kumar and Artzt).

     Mr. Vieux is the Chairman of DASAR, an international company that produces conferences for the technology industry. Before he joined the Company’s Board of Directors, the Company agreed to sponsor one of these conferences, for which it paid DASAR approximately $100,000; this payment was made in November 2002. This payment is believed to be consistent with amounts paid by third parties for similar services.

     Immediate family members (but in no case a spouse or child) of Messrs. Zar, Kumar and Richards are employed by the Company and received total cash compensation of $115,508, $256,250 and $648,774, respectively, in fiscal 2003, plus standard benefits available to all employees. In each case the compensation levels were commensurate with other employees having similar positions and responsibilities.

ADVANCE NOTICE PROCEDURES

     Under the Company’s By-Laws, director nominations and other business may be brought at the Company’s annual meeting only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Company containing certain information specified in the By-Laws (i) not less than 60 days nor more than 90 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting date is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier. Accordingly, the deadline for nominating directors at or bringing other business before the 2004 Annual Meeting will be June 28, 2004 (unless the date of the meeting is changed by more than 30 days).

     A copy of the full text of the By-Laws provisions discussed above may be obtained by writing to the Secretary of the Company at the Company’s World Headquarters, One Computer Associates Plaza, Islandia, NY 11749.

STOCKHOLDER PROPOSALS

     The submission deadline for stockholder proposals for inclusion in proxy materials for the 2004 Annual Meeting is March 28, 2004. All such proposals must be received by the Secretary of the Company at the Company’s World Headquarters in Islandia, New York.

OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please either vote by telephone or sign and date your proxy and return it in the enclosed postage paid envelope or vote via the Internet.

HOUSEHOLDING

     If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you receive a householding communication, your broker will send one copy of the Company’s 2003 Proxy Statement and Annual Report for fiscal year 2003 to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save the Company the cost of printing and mailing these reports, please contact your broker.

     You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to the Investor Relations Department at the address below. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy of the Annual Report and Proxy Statement to you if you address your written request to Computer Associates International, Inc., Investor Relations, One Computer Associates Plaza, Islandia, NY 11749, or contact Investor Relations at 631-342-6000.

     FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING. SUCH REQUESTS SHOULD BE ADDRESSED TO:

COMPUTER ASSOCIATES INTERNATIONAL, INC.
ATTN.: INVESTOR RELATIONS DEPARTMENT
ONE COMPUTER ASSOCIATES PLAZA, ISLANDIA, NEW YORK 11749

THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED VIA THE INTERNET AT ca.com/invest.

Dated: July 17, 2003
Islandia, New York

EXHIBIT A

COMPUTER ASSOCIATES INTERNATIONAL, INC.

2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

A-i

ARTICLE V SHARES SUBJECT TO THE PLAN; ADJUSTMENTS		6
5.01	Shares Available	6
5.02	Adjustments	6
5.03	Consolidation; Merger or Sale of Assets	7
5.04	Fractional Shares	7
ARTICLE VI AMENDMENT AND TERMINATION		7
6.01	Amendment	7
6.02	Termination	7
ARTICLE VII GENERAL PROVISIONS		8
7.01	Nontransferability of Awards	8
7.02	No Implied Rights	8
7.03	No Rights as Stockholders	8
7.04	Nature of Payments	8
7.05	Nature of Deferred Stock Compensation Accounts	8
7.06	Securities Law Compliance	8
7.07	Governing Law; Severability	8

A-ii

COMPUTER ASSOCIATES INTERNATIONAL, INC.
2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

ARTICLE I

ESTABLISHMENT AND PURPOSE

     1.01 Purpose. The purposes of the Plan are to attract and retain the services of highly qualified and talented non-employee directors, whose present and future contributions to the welfare, growth and continued business success of the Company will be of benefit to the Company.

     1.02 Effective Date; Stockholder Approval. The Plan is effective as of the date of the Company’s 2003 Annual Meeting of Stockholders, subject to the approval by a vote at such Annual Meeting, or any adjournment of such meeting, of the holders of at least a majority of the Shares of the Company, present in person or by proxy and entitled to vote at such meeting. If such approval is not obtained, the Plan shall have no effect.

ARTICLE II

DEFINITIONS

     For purposes of the Plan, the following terms shall have the following meanings, unless another definition is clearly indicated by particular usage and context:

     2.01 “Annual Meeting” means the Annual Meeting of Stockholders of the Company, as specified in the Company’s By-Laws.

     2.02 “Board” means the board of directors of the Company.

     2.03 “Change in Control” means the happening of any of the following events:

(a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))(a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then-outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself directly acquired from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.03; or

(b) a change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such individuals shall be hereinafter collectively referred to as the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, for purposes of this Section 2.03, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a majority of the individuals who comprise the Incumbent Board and who are also members of the Board, shall be considered as though such individual was a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of any actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as the result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     2.04 “Code” means the Internal Revenue Code of 1986, as amended.

     2.05 “Committee” means the Corporate Governance Committee of the Board, any successor committee or subcommittee of the Board, or any other committee of the Board authorized or instructed by the Board to administer the Plan.

     2.06 “Company” means Computer Associates International, Inc.

     2.07 “Deferred Stock Compensation Account” or “Account” means the bookkeeping account maintained by the Company to track Stock Deferrals in accordance with Section 4.03. A separate Deferred Stock Compensation Account shall be maintained for each Eligible Director.

     2.08 “Director Fees” means an Eligible Director’s fees payable for services as a member of the Board and as a member of any committee thereof.

     2.09 “Director Service Year” means, with respect to an Eligible Director, the period beginning on the later of (i) the date of an Annual Meeting (beginning with the 2003 Annual Meeting) or (ii) the date such Eligible Director is first deemed to be a member of the Board (as determined in accordance with Section 2.11) and ending on the earlier of (x) the day before the date of the next Annual Meeting that occurs after (i) or (ii) above or (y) the date the Eligible Director ceases to be an Eligible Director for any reason. For purposes of the Plan, a Director Service Year in respect of an Eligible Director may be less than one year.

     2.10 “Disabled” or “Disability” means permanently and totally disabled within the meaning of Section 22(e) of the Code.

     2.11 “Eligible Director” means any member of the Board, elected or appointed, who (i) is not an employee of the Company or a Related Company, (ii) is not a party to a separately compensated consulting arrangement with the Company and (iii) does not hold a paid directorship or paid advisory position with any organization of which another director of the Company is an executive officer. An individual who is elected to the Board at an Annual Meeting shall be deemed to be a member of the Board as of the date of such Annual Meeting. An individual who is appointed to the Board between Annual Meetings shall be deemed to become a member of the Board as of the date of the first meeting of the Board (or any committee thereof to which such individual has been appointed) that occurs on or after the date of such appointment, whether or not the individual participates in such meeting. An individual shall cease to be an Eligible Director on the date his or her Board membership is terminated for any reason, including without limitation, resignation, removal, death or Disability.

     2.12 “Fair Market Value” means the closing sales price of a Share as reported on the New York Stock Exchange (or any other reporting system selected by the Committee, in its sole discretion) on the date as of which the determination is being made or, if no sale of Shares is reported on such date, on the next preceding day on which sales of Shares were reported.

     2.13 “Payment Commencement Date” means the first business day of the calendar year following the Director Service Year in which the Eligible Director ceases to be a member of the Board for any reason, including without limitation, resignation, removal, death or Disability.

     2.14 “Plan” means the Computer Associates International, Inc. 2003 Compensation Plan For Non-Employee Directors, as set forth in this document and as may be amended from time to time.

     2.15 “Related Company” means a consolidated subsidiary of the Company for purposes of reporting in the Company’s consolidated financial statements.

     2.16 “Rights Agreement” means the Rights Agreement dated June 18, 1991, as amended from time to time, between the Company and Mellon Investor Services LLC (as successor rights agent to Manufacturers Hanover Trust Company).

     2.17 “Shares” means shares of Common Stock, $.10 par value per share, of the Company.

     2.18 “Stock Deferral” means the deferral of the issuance of Shares by the Company to an Eligible Director in accordance with Section 4.03 of the Plan.

ARTICLE III

ADMINISTRATION

     3.01 The Committee. The Plan shall be administered by the Committee.

     3.02 Authority of the Committee. The Committee shall have authority, in its sole and absolute discretion and subject to the terms of the Plan, to (1) interpret the Plan; (2) prescribe such rules and regulations as it deems necessary for the proper operation and administration of the Plan, and amend or rescind any rules or regulations relating to the Plan; (3) in accordance with Article V, make such adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan, that underlie any Stock Deferral or that are credited to a Deferred Stock Compensation Account) as may be appropriate; and (4) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

     3.03 Effect of Determinations. All determinations of the Committee shall be final, binding and conclusive on all persons having an interest in the Plan.

     3.04 No Liability; Indemnification. No member of the Committee, nor any person acting under the authority of the Committee in respect of the Plan, shall be liable for any losses incurred by any person resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Stock Deferral. The Company shall indemnify, to the full extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he or she, or his or her testator or intestate, is or was a member of the Committee or is or was acting under the authority of the Committee.

ARTICLE IV

DIRECTOR FEES

     4.01 Eligibility. Each non-employee director of the Company shall be entitled to Director Fees under the Plan in respect of each Director Service Year during which he or she is an Eligible Director.

     4.02 Director Fees. Director Fees payable under the Plan shall be subject to the following terms and conditions:

(a) Amount of Director Fees. Subject to Paragraph (d) of this Section 4.02, each Eligible Director’s annual Director Fees for a Director Service Year shall initially be set at $150,000; provided, however, that the Board may from time to time, at the recommendation of the Committee, change the amount of Director Fees that will be payable in respect of a Director Service Year; and provided further, however, that the Board may from time to time, at the recommendation of the Committee, authorize the payment of additional fees to the chair of any committee of the Board comprised entirely of Eligible Directors or to an Eligible Director serving as the lead director.

(b) Form of Payment. Except to the extent that an Eligible Director has elected to receive a portion of his or her annual Director Fees in cash pursuant to Section 4.04, Director Fees shall be paid exclusively in Stock Deferrals, in accordance with Section 4.03.

(c) Timing of Payments. Unless the Committee determines otherwise, subject to Paragraph (d) of this Section 4.02,

(i) that portion of an Eligible Director’s Director Fees for a Director Service Year that are payable in Stock Deferrals shall be credited in arrears to such Eligible Director’s Deferred Stock Compensation Account in accordance with Section 4.03 in substantially equal quarterly amounts as of the last business day of each fiscal quarter of the Company that ends within such Director Service Year and

(ii) that portion of an Eligible Director’s Director Fees for a Director Service Year that is subject to a cash election made in accordance with Section 4.04 shall be paid in arrears in substantially equal quarterly cash payments as of the last business day of each fiscal quarter of the Company that ends within such Director Service Year.

(d) Pro-Ration and Adjustment for Short Director Service Years. In the event that a Director Service Year of an Eligible Director is less than 12 months, the amount of Director Fees payable to such Eligible Director in respect of such Director Service Year (and the number, amount and timing of quarterly payments of such Director Fees) shall be subject to pro-ration and adjustment in such manner as the Committee, in its discretion, deems appropriate to reflect such short Director Service Year.

(e) Reports to Eligible Directors. As soon as practical after the close of each fiscal quarter of the Company, the Company shall provide to each Eligible Director a report containing such information regarding his or her Deferred Stock Compensation Account, and changes therein during such quarter, as the Committee deems appropriate.

     4.03 Stock Deferrals. Stock Deferrals credited under the Plan shall be subject to the following terms and conditions:

(a) General. On each day that Stock Deferrals are scheduled to be credited in accordance with Paragraph (c) of Section 4.02, the Company shall credit each Eligible Director’s Deferred Stock Compensation Account with a Stock Deferral of a number of Shares (including fractional Shares) equal to (x) the dollar amount of Director Fees payable as Stock Deferrals on such date to the Eligible Director pursuant to Section 4.02 divided by (y) the Fair Market Value of a Share on such date.

(b) Dividends on Deferred Shares. If a dividend or distribution is paid on Shares in cash or property other than Shares, then, unless the Committee determines otherwise, each Eligible Director shall, on the date of payment of the dividend or distribution to the holders of Shares, be paid in cash an amount equal to (x) the number of Shares in respect of Stock Deferrals that have been credited to such Eligible Director’s Deferred Stock Compensation Account as of the date fixed for determining the stockholders entitled to receive the dividend or distribution multiplied by (y) the amount of the dividend or distribution paid per Share. If the dividend or distribution is paid in property, the amount of the dividend or distribution for purposes of the foregoing calculation shall be the fair market value of the property on the date on which such dividend or distribution is paid. Amounts remaining in an Eligible Director’s Deferred Stock Compensation Account pending completion of installment payments elected pursuant to Paragraph (d) of this Section 4.03 shall continue to be subject to this Paragraph (b) until such Deferred Stock Compensation Account is fully distributed.

(c) Payment of Stock Deferrals. Subject to Paragraph (d) of this Section 4.03, Shares in respect of Stock Deferrals credited to a Deferred Stock Compensation Account shall be issued in one lump sum on the Payment Commencement Date. The Company shall issue certificates representing Shares to the Eligible Director or, in the event of the Eligible Director’s death prior to the complete payment of his or her Deferred Stock Compensation Account balance, to the person or persons designated in the Eligible Director’s will or, if there is no will, to the person or persons entitled to receive distribution of the Eligible Director’s estate under the laws of descent and distribution.

(d) Election to Receive Installment Payments. An Eligible Director may elect, on a form and in a manner prescribed by the Committee, to be issued Shares in respect of his or her Stock Deferrals in annual installments rather than a lump sum, provided, however, that (i) such election is made and received by the Committee prior to the date such Eligible Director ceases to be a member of the Board and (ii) the payment period for the installment payments does not exceed ten (10) years following the Payment Commencement Date. If installments are elected, the number of Shares issued in respect of each installment shall be determined by multiplying (x) the number of Shares in respect of Stock Deferrals remaining in the Eligible Director’s Deferred Stock Compensation Account on the date such installment is paid by (y) a fraction, the numerator of which is one (1) and the denominator of which is the number of remaining unpaid installments, and by rounding such result to the nearest whole number of Shares. The Eligible Director’s Deferred Compensation Account shall be reduced to reflect each installment payment made thereunder. Notwithstanding the foregoing, in the event of the Eligible Director’s death prior to the complete payment of his or her Deferred Stock Compensation Account balance, payment of the Eligible Director’s remaining Account balance shall be paid in one lump sum payment, in accordance with the Eligible Director’s will, as described in Paragraph (c) of this Section 4.03, or, if there is no will, in accordance with the laws of descent and distribution, as soon as practicable after the Committee receives satisfactory verification of such Eligible Director’s death.

(e) Hardship Withdrawals. Upon the request of an Eligible Director, if the Committee determines that the Eligible Director is confronted with an unforeseeable emergency, the Committee may, in its sole and absolute discretion, permit the issuance of Shares in respect of Stock Deferrals credited to a Deferred Stock Compensation Account prior to the Payment Commencement Date or, in the case of installment payments elected pursuant to Paragraph (d) of this Section 4.03, after the Payment Commencement Date but prior to the complete payment of the Eligible Director’s Deferred Stock Compensation Account balance. For this purpose, an unforeseeable emergency is an unanticipated emergency caused by an event that is beyond the control of the Eligible Director, and that would result in severe financial hardship to the Eligible Director if an early hardship withdrawal were not permitted. The Eligible Director shall provide to the Committee such evidence as the Committee, in its discretion, may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted. The withdrawal shall be limited to the number of Shares necessary to meet the unforeseen financial hardship if the Eligible Director has an unexpected need for cash to pay for expenses incurred by him or her or a member of his or her immediate family (spouse and/or natural or adopted children), such as those arising from illness, casualty loss or death. Cash needs arising from foreseeable events, such as the purchase or building of a house or education expenses, will not be considered to be the result of an unforeseen financial emergency.

The Shares subject to the hardship withdrawal shall be issued as soon as practicable after the Board approves the payment and determines the number of Shares that shall be withdrawn in a single lump sum from the Eligible Director’s Deferred Stock Compensation Account. An Eligible Director shall not participate in any decision of the Board regarding such Eligible Director’s request for a hardship withdrawal under this Section 4.03(e).

     4.04 Election to Receive Cash in Lieu of Stock Deferrals. In lieu of Stock Deferrals, an Eligible Director may elect to receive up to 50% of each quarterly payment of his or her Director Fees payable in respect of a Director Service Year in cash. If no cash election is in force for an Eligible Director in respect of a Director Service Year, payment of Director Fees to such Eligible Director for such Director Service Year shall be made exclusively in Stock Deferrals in accordance with Section 4.02. Cash elections under the Plan shall be subject to the following terms and conditions:

(a) Form and Manner of Cash Elections. Elections to receive cash payments in lieu of Stock Deferrals shall be made on the form and in the manner prescribed by the Committee for this purpose.

(b) Timing of Cash Elections. Except as provided in the following sentence, cash elections in respect of a Director Service Year must be made and received by the Company prior to December 31 of the year immediately preceding the first day of such Director Service Year. Notwithstanding the foregoing, a cash election in respect of either the Director Service Year beginning on the effective date of the Plan or, if later, an Eligible Director’s first Director Service Year under the Plan, must be made and received by the Company within 30 days after the start of such Director Service Year. Elections made after the election deadline for a Director Service Year shall be void as to that Director Service Year. Cash elections in respect of a Director Service Year may not be revoked or modified on or after the election deadline for such Director Service Year.

(c) Subsequent Elections. An Eligible Director’s cash election in respect of a Director Service Year shall remain in full force and effect as to the next succeeding Director Service Year, and all subsequent Director Service Years, unless the Eligible Director submits, prior to December 31 of the year immediately preceding the first day of any such subsequent Director Service Year, a new election revoking or modifying the Eligible Director’s existing cash election.

(d) Timing of Cash Payments. Cash payments pursuant to this Section 4.04 shall be made in accordance with Paragraph (c) of Section 4.02.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

     5.01 Shares Available. The Shares issuable under the Plan shall be authorized but unissued Shares or Shares held in the Company’s treasury. Subject to adjustment in accordance with Section 5.03, the total number of Shares that may be issued under the Plan may equal but shall not exceed in the aggregate 200,000 Shares. Moreover, any Shares that have been approved by Company shareholders for issuance under the Company’s 2002 Compensation Plan For Non-Employee Directors (the “2002 Plan”), but which have not been awarded under such 2002 Plan (or have been awarded, but will not be issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of Shares or otherwise) and which are no longer available for issuance under such 2002 Plan for any reason (including, without limitation, the termination of such 2002 Plan) shall be available for issuance under this Plan in addition to the 200,000 Shares reserved hereunder.

     5.02 Adjustments. In the event of a change in the outstanding Shares by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the exercisability of stock purchase rights received under the Rights Agreement, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, if the Committee shall determine, in its sole discretion, that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such transaction or event equitably requires an adjustment in the number or kind of Shares that may be issued under the Plan, or in the number or kind of Shares underlying a Stock Deferral or credited to a Deferred Stock Compensation Account, such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes under the Plan.

     5.03 Consolidation; Merger or Sale of Assets. Upon the occurrence of (i) a merger, consolidation, acquisition of property or stock, reorganization or otherwise involving the Company in which the Company is not to be the surviving corporation, (ii) a merger, consolidation, acquisition of property or stock, reorganization or otherwise involving the Company in which the Company is the surviving corporation but holders of Shares receive securities of another corporation, or (iii) a sale of all or substantially all of the Company’s assets (as an entirety) or capital stock to another person, any Stock Deferral credited hereunder shall be deemed to apply to the securities, cash or other property (subject to adjustment by cash payment in lieu of fractional interests) to which a holder of the number of Shares equal to the number of Shares the Eligible Director would have been entitled, and proper provisions shall be made to ensure that this clause is a condition to any such transaction.

     5.04 Fractional Shares. No fractional Shares shall be issued under the Plan. In the event that an Eligible Director acquires the right to receive a fractional Share under the Plan, such Eligible Director shall receive, in lieu of such fractional Share, cash equal to the Fair Market Value of the fractional Share as of the date of settlement.

ARTICLE VI

AMENDMENT AND TERMINATION

     6.01 Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of shareholders of the Company, except that no amendment that increases the aggregate number of Shares that may be issued pursuant to the Plan or materially modifies the eligibility requirements for participation in the Plan shall be effective unless and until the same is approved by the shareholders of the Company. No amendment of the Plan shall adversely affect any right of any Eligible Director with respect to any Stock Deferral theretofore credited to the Eligible Director’s Deferred Stock Compensation Account without such Eligible Director’s written consent. For purposes of the preceding sentence, an amendment that accelerates the time period within which any installment payments elected pursuant to Section 4.03(d) shall be paid shall not be considered an amendment that adversely affects a right of such Eligible Director with respect to any Stock Deferral.

     6.02 Termination. The Plan shall terminate upon the earlier of the following dates or events to occur:

(a) the adoption of a resolution of the Board terminating the Plan; or

(b) the 10-year anniversary of the date of the Company’s 2003 Annual Meeting. No Director Fees shall be paid and no Stock Deferrals shall be credited to any Deferred Stock Compensation Accounts under this Plan after it has been terminated. However, the termination of the Plan shall not alter or impair any of the rights or obligations of any person, without such person’s consent, under any Deferred Stock Compensation Account under the Plan; except, however, that the Board, in its sole discretion, may, at any time after the termination of the Plan and without the consent of the affected individuals, accelerate the time period within which any installment payments elected pursuant to Section 4.03(d) shall be paid, or determine that the remaining balance of Deferred Stock Compensation Accounts under the Plan shall be paid in one lump sum on such date as the Board shall determine. Subject to the preceding sentence, any existing Stock Deferrals shall remain in effect and shall continue to be governed by the terms of the Plan after the Plan is terminated.

ARTICLE VII

GENERAL PROVISIONS

     7.01 Nontransferability of Awards. The rights to receive Shares hereunder shall not be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, other than by will or by the laws of descent or distribution, by an Eligible Director, and no other persons shall otherwise acquire any rights therein. Nothing in the preceding sentence, however, shall bar the payment of all or a portion of an Eligible Director’s Director Fees or Deferred Stock Compensation Account balance to such Eligible Director’s spouse pursuant to a qualified domestic relations order as defined by Section 414(p) of the Code.

     7.02 No Implied Rights. Neither the establishment and subsequent operation of the Plan, nor the payment of Director Fees, nor the crediting of Stock Deferrals to a Deferred Stock Compensation Account, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that an individual has a right to continue as a Director for any period of time or at any particular rate of compensation.

     7.03 No Rights as Stockholders. Neither the recipient of a Stock Deferral under the Plan nor such person’s successor(s) in interest shall have any rights as a stockholder of the Company with respect to any Shares underlying such Stock Deferral unless and until such time as certificates for the Shares are registered in such person’s name.

     7.04 Nature of Payments. All Director Fees payable pursuant to the Plan are in consideration of services rendered for the Company as member of the Board.

     7.05 Nature of Deferred Stock Compensation Accounts. Deferred Stock Compensation Accounts established and maintained under the Plan, and all credits and adjustments to such Accounts, shall be bookkeeping entries only and reflect a mere unfunded and unsecured promise by the Company to issue Shares in the future. No Shares or other assets or funds of the Company shall be removed from the claims of the Company’s general or judgment creditors or otherwise be made available until Shares are actually issued to Eligible Directors or their heirs as provided herein. The Eligible Directors and their heirs shall have the status of, and their rights to be issued Shares in settlement of amounts credited to their Deferred Stock Compensation Accounts shall be no greater than the rights of, general unsecured creditors of the Company. The Company may, however, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under the Code.

     7.06 Securities Law Compliance. The obligation of the Company to issue Shares under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such Shares, if deemed necessary or appropriate by counsel to the Company, (ii) the condition that the Shares shall have been be listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, upon which Shares may then be listed, and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

     Stock Deferrals under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. If any provision of this Plan or of any grant of a Stock Option would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict.

     7.07 Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

Notice: If you plan on attending the 2003 Annual Meeting,
please cut out and use the admission ticket(s) below.

No admission will be granted without an admission ticket.

Annual Meeting of Stockholders
August 27, 2003, 10:00 a.m. (Eastern Daylight Time)
Wyndham Wind Watch Hotel
1717 Motor Parkway
Hauppauge, NY 11788
1-631-232-9800

From East of Islandia:

Take 495 West to Exit 58 (Old Nichols Road). Go North on Old Nichols Road. Make a left onto Motor Parkway. The Wyndham Wind Watch Hotel is on the right.

From West of Islandia:

Take 495 East to Exit 57 (Motor Parkway). At the light, turn left. Go straight across Route 454 (Veterans Highway). The Wyndham Wind Watch Hotel is on the left.

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

Admission Ticket

Annual Meeting of Stockholders
Wyndham Wind Watch Hotel
1717 Motor Parkway
Hauppauge, NY 11788
1-631-232-9800
August 27, 2003
10:00 a.m. EDT
Admit ONE

Admission Ticket

Annual Meeting of Stockholders
Wyndham Wind Watch Hotel
1717 Motor Parkway
Hauppauge, NY 11788
1-631-232-9800
August 27, 2003
10:00 a.m. EDT
Admit ONE

COMPUTER ASSOCIATES INTERNATIONAL, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE COMPUTER ASSOCIATES BOARD OF DIRECTORS FOR THE 2003

ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 27, 2003.

          The undersigned hereby appoints Robert B. Lamm and Steven M. Woghin, and each of them, as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock, par value $.10 per share, of Computer Associates International, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, August 27, 2003 at 10:00 a.m. Eastern Daylight Time, at the Wyndham Wind Watch Hotel, 1717 Motor Parkway, Islandia, New York, and at any adjournment or postponement thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and upon such other matters as may properly come before the Annual Meeting.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. AT PRESENT, THE BOARD KNOWS OF NO OTHER BUSINESS WHICH WILL COME BEFORE THE MEETING.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued on Reverse Side. Please Sign and Date.)

Address Change/Comments (Mark the corresponding box on the reverse side)

........................................................................................................................................................

▲  FOLD AND DETACH HERE  ▲

ADMISSION TICKET

Notice: If you plan on attending the 2003 Annual Meeting, please use this admission ticket.

No admission will be granted without an admission ticket.

ANNUAL MEETING OF STOCKHOLDERS

AUGUST 27, 2003, 10:00 A.M. (EASTERN DAYLIGHT TIME)
WYNDHAM WIND WATCH HOTEL
1717 MOTOR PARKWAY
ISLANDIA, NY 11749
1-631-232-9800

From East of Islandia: Take 495 West to Exit 58. (Old Nichols Road.) Go North on Old Nichols Road. Make left on Motor Parkway. The Wyndham Wind Watch Hotel is on the right.

From West of Islandia: Take 495 East to Exit 57. (Motor Parkway.) At the light, turn left. Go straight across Route 454 (Veterans Highway). The Wyndham Wind Watch Hotel is on the left.

Please sign, date, and return the proxy card promptly using the enclosed envelope even if you plan to attend the 2003 Annual Meeting.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Election of the following director nominees to serve for the following year and until their successors are elected:	☐	☐	2.	Approval of the 2003 Compensation Plan for Non-Employee Directors	☐	☐	☐
Nominees:
01 Russell M. Artzt 02 Kenneth Cron 03 Alfonse M. D’Amato 04 Gary J. Fernandes 05 Sanjay Kumar	06 Robert E. La Blanc 07 Jay W. Lorach 08 Lewis S. Ranieri 09 Walker P. Schuetze 10 Alex Serge Vieux			3.	Ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2004.	☐	☐	☐

Withhold vote only from:	IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE READ THE INSTRUCTIONS BELOW

I consent to future access of the Annual Reports and Proxy Statements electronically via the internet and I understand that the company may no longer distribute printed materials to me for any future shareholder meetings until such consent is revoked. I understand that I may revoke my consent at any time.	☐

Date	Signature	Joint Signature	Title or Authority
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. CORPORATE PROXIES SHOULD BE SIGNED IN CORPORATE NAME BY AN AUTHORIZED OFFICER, EXECUTORS, ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD GIVE THEIR TITLE WHEN SIGNING.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
▲FOLD AND DETACH HERE▲

Vote by Internet or Telephone or Mail
 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/ca

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR
Telephone 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.ca.com